UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 6, 2021
OPKO Health, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33528	75-2402409
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Biscayne Blvd.	Miami,	Florida	33137
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (305) 575-4100

Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	OPK	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

ITEM 1.01.	Entry into a Material Definitive Agreement.
On July 6, 2021, OPKO Health, Inc. (“OPKO”) entered into an Exclusive License Agreement (the “Agreement”) with CAMP4 Therapeutics Corporation (“CAMP4”), pursuant to which OPKO granted to CAMP4 an exclusive license to develop, manufacture, commercialize or improve therapeutics utilizing the AntagoNAT technology, an oligonucleotide platform developed under OPKO CURNA, which includes the molecule for the treatment of Dravet syndrome, together with any derivative or modification thereof (the “Licensed Compound”) and any pharmaceutical product that comprises or contains a Licensed Compound, alone or in combination with one or more other active ingredients (“Licensed Product”), worldwide. The License grant covers human pharmaceutical, prophylactic, and therapeutic and certain diagnostic uses.

OPKO will receive an initial upfront payment of $1.5 million and 3,373,008 shares of CAMP4’s Series A Prime Preferred Stock (“Preferred Stock”), which equates to approximately 5% of the outstanding shares of CAMP4, and is eligible to receive up to $3.5 million in development milestone payments for Dravet syndrome products, and $4 million for non-Dravet syndrome products, as well as sales milestones of up to $90 million for Dravet syndrome products and up to $90 million for non-Dravet syndrome products. OPKO will also receive double digits royalty payments on the net sales of royalty bearing products, subject to adjustment. In addition, upon achievement of certain development milestones, OPKO will be eligible to receive equity consideration of up to 5,782,299 shares of Preferred Stock in connection with Dravet syndrome products and up to 1,082,248 shares of Preferred stock in connection with non-Dravet syndrome products.
Unless earlier terminated, the Agreement will remain in effect on a Licensed Product-by-Licensed Product and country by-country basis until such time as the royalty term expires for a Licensed Product in a country, and expires in its entirety upon the expiration of the royalty term for the last Licensed Product in the last country. CAMP4’s royalty obligations expire on the later of (i) the expiration, invalidation or abandonment date of the last patent right in connection with the royalty bearing product, or (ii) ten (10) years after a royalty bearing product’s first commercial sale in a country. In addition to termination rights for material breach and bankruptcy, CAMP4 is permitted to terminate the Agreement after a specified notice period.
The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the complete text of the Agreement, which will be filed as an exhibit to OPKO’s Quarterly Report on Form 10-Q for the period ending June 30, 2021.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPKO Health, Inc.

	By:	/s/ Steven D. Rubin
Date: July 12, 2021	Name:	Steven D. Rubin
	Title:	Executive Vice President-Administration